Exhibit 5.1

[Letterhead of Holme Roberts & Owen, LLP]

May 29, 2002

Board of Directors of
Graphic Packaging International Corporation and
Graphic Packaging Corporation
4455 Table Mountain Drive
Golden, CO 80403

As counsel for Graphic Packaging International Corporation, a Colorado corporation (“Parent”), and Graphic Packaging Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (registration no. 333-85932) initially filed on April 9, 2002, as amended by Amendment No. 1 thereto filed on the date hereof (as such registration statement has been and may be subsequently amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed issuance and exchange of up to $300,000,000 aggregate principal amount of the Company’s outstanding 8-5/8% Senior Subordinated Notes due 2012 (the “Old Notes”) for a like principal amount of its 8-5/8% Senior Subordinated Notes due 2012 (the “New Notes”). The New Notes are to be issued pursuant to the Indenture, dated as of February 28, 2002, as amended by the First Supplemental Indenture, dated as of April 9, 2002 (collectively, the “Indenture”), among the Company, as issuer, and Parent, Graphic Packaging Holdings, Inc., Golden Technologies Company, Inc., Golden Equities, Inc., GAC Aluminum Corporation and Lauener Engineering Limited (collectively, the “Guarantors”), and Wells Fargo Bank Minnesota, National Association, as trustee (the “Trustee”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied as to certain matters on information obtained from public officials, officers of the Parent, Company and the Guarantors, and other sources believed by us to be responsible, and have assumed that the Indenture has been duly authorized, executed and delivered by Wells Fargo Bank Minnesota, N.A., the trustee thereunder.

Based on the foregoing and subject to the comments and exceptions hereafter stated, we are of opinion as follows:

1.        The Indenture has been duly authorized, executed and delivered by the Company and by each of the Guarantors. The Indenture constitutes a legal, valid and binding obligation of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.

2.        The New Notes have been duly authorized by the Company and, when the Registration Statement has been declared effective by the Commission under the Act and the New Notes have been duly executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.

3.        The guarantees to be endorsed on the New Notes by each Guarantor (the “Guarantees”) have been duly authorized by such Guarantor and when the Registration Statement has been declared effective by the Commission under the Act and when the New Notes and the Guarantees have been duly executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, the Guarantees will constitute legal, valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law.

In expressing the opinions set forth in paragraphs 1, 2 and 3 above, we have assumed, with your consent, that the form of the New Notes and of the Guarantees will each conform to that included in the Indenture.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

The opinions expressed herein pertain solely to the laws of the State of Colorado, the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

We are furnishing this opinion to you in connection with the Registration Statement, solely (i) for your benefit and (ii) the benefit of the investors and others acquiring the New Notes. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

/s/ Holme Roberts & Owen LLP